May 11, 2000

WarpRadio.com, Inc.
6535 South Dayton Street, Suite 3000
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have assisted in the preparation and filing by WarpRadio.com, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission relating to 1,123,626 shares of $.001 par value Common Stock (the "Shares") of the Company.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing assumes that all requisite steps have been and will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities. We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection therewith.

                                                Very truly yours,

                                                /s/ Gary A. Agron
                                                -----------------
                                                Gary A. Agron